Exhibit 10.1

TERMINATION AGREEMENT

This termination agreement (the “Termination Agreement”) entered into and executed

BETWEEN:	QUEST SOLUTION, INC., a Delaware corporation, with principal address at 860 Conger Street, Eugene, Oregon, 97402, USA, and represented here by its President and Chief Executive Officer, Shai S. Lustgarten;

(“QSI”)

AND	JOEY TROMBINO, a person having a place residence at 2877 de l’ecu, St. Laurent Quebec, H4R 3N2;

(“Trombino”)

(Each of QSI and Trombino is referred to here as a “Party” and collectively as the “Parties”)

PREAMBLE:

WHEREAS, QSI and Trombino have entered into that certain Contractor Agreement dated as of October 1, 2016 (the “Agreement”)

WHEREAS, QSI and Trombino have entered into that certain Amendment #1 to Contractor Agreement dated as of April 24, 2017 (the “Amendment 1”)

WHEREAS on August 21, 2017 (the “Termination Notice Date”) QSI notified Trombino it was, at its sole discretion, terminating without cause the Agreement and the Amendment 1.

WHEREAS on August 25, 2017 QSI published an 8k whereby it announced that it was terminating without cause the Agreement and the Amendment 1 with an effective date of August 31, 2017 (the “Effective Date”).

WHEREAS in consideration of the mutual benefits to be derived by the Parties, they have agreed to enter into this Termination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the Parties hereby agree as follows:

1.	Preamble

The preamble forms an integral part of this Termination Agreement.

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2.	Payment of Monies to Trombino

As a result of the termination of the Agreement and Amendment 1, QSI agrees to pay by wire transfer the following amounts to Trombino as set forth below which shall be deemed full payment under the Agreement and Amendment 1:

●	$52,000 for fees owed pursuant to the Agreement and Amendment 1 to be paid as follows:

$26,000 on the execution of this Termination Agreement, and;

$26,000 on November 1, 2017.

If QSI defaults on the November 1, 2017 payment, QSI will be assessed a $20,000 penalty due immediately.

In addition, QSI will reimburse any business related expenses incurred up to the termination date of August 31, 2017 except that after August 24, 2017, Mr. Trombino may not use the Company’s credit card for expenses, unless pre-approved in writing by the Company’s CEO. Any charges on the credit card after such date shall be the responsibility of Trombino. Any expense incurred after August 24, 2017 should be pre-approved by the CEO.

3.	Release and Discharge

QSI its officers, directors, agents, employees, consultants, affiliated and/or related companies, ascendant or descendant companies, and successors-in-interest hereby releases and forever discharges Trombino, his heirs, legatees and assigns of and from all claims, demands, actions, suits, proceedings, causes of action, judgments, or litigation, past, present or and/or future, directly or indirectly, related to or arising from the Agreement and Amendment 1or the termination thereof including without limitation any and all contractual arrangements, verbal or written, executed by and between Trombino and the Released Parties, and any and all services arising from, relating to, or connected with the Agreement and Amendment 1 or the termination thereof.

Upon payment in full of all amounts due under this Termination Agreement, Trombino his, ascendant or descendant companies, and successors-in-interest hereby releases and forever discharges QSI, his heirs, legatees and assigns of and from all claims, demands, actions, suits, proceedings, causes of action, judgments, or litigation, past, present or and/or future, directly or indirectly, related to or arising from the Agreement and Amendment 1or the termination thereof including without limitation any and all contractual arrangements, verbal or written, executed by and between QSI and the Released Parties, and any and all services arising from, relating to, or connected with the Agreement and Amendment 1 or the termination thereof.

4.	Confidential Information

Trombino acknowledges that all records with respect to clients, business associates, consultants, customer or referral lists, contracting parties and referral sources of the QSI, and all personal, financial and business and proprietary information of QSI, its employees, officers, directors and shareholders obtained by Trombino during the term of the Agreement and Amendment 1 and not generally known in the public (the “Confidential Information”) are valuable, special and unique and proprietary assets of the QSI’s business. Trombino hereby agrees that he will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the sole benefit of and pursuant to written authorization granted by QSI.

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“Confidential Information” shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of QSI’s business, QSI’s trade secrets include, without limitation, information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible “on-line”.

5.	Resignation as Officer or Director

Trombino hereby affirms his resignation from any position he held as an officer of QSI or any of its affiliates and or subsidiaries. Trombino undertakes to sign any document that might be required by QSI in order to ensure that Trombino’s resignation as an officer is duly recorded with the relevant authority in each of the appropriate jurisdictions. Trombino represents that the QSI quarterly and annual financial statements filed with the SEC for which Trombino signed the Certification by Chief Financial Officer pursuant to rule 13a-14(a)/15(d)-14(a) as the Principal Accounting Officer (“Financial Statements”) were prepared in accordance to United States Generally Accepted Accounting Principles and to Trombino’s knowledge, the Financial Statements did not contain any untrue statement of material fact or omit any information that would be material.

6.	Assistance with Management of Certain Ongoing Matters

Trombino understands that QSI may require his assistance regarding the management of certain ongoing matters, such as the management of accounts payables. Trombino undertakes to expend reasonable commercial efforts up to a total of 10 hours from the Effective Date to assist QSI with such matters. Any assistance requested from Trombino above that shall be on the basis of a consultancy or services agreement the terms and conditions of which shall be mutually agreed upon between the Parties.

7.	Covenants

7.1 Trombino and QSI mutually agree that neither Trombino nor QSI will disparage or make false or derogatory statements about each other or any subsidiary or affiliated entity of QSI and any officer, shareholder, director, employee or agents of QSI in their individual or representative capacities (the “Covered Parties”). Trombino or QSI shall report to each other any actions or statements that are attributed to Trombino, QSI or any of the Covered Parties that the reporting party believes are disparaging, derogatory or false. Trombino or QSI may take actions consistent with the provision for breach of this Termination Agreement should either Trombino or QSI determine that the other party has disparaged or made false or derogatory statements about Trombino, QSI or any of the Covered Parties.

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7.2 As of August 24, 2017, Trombino represents that he has not used the Company’s credit card for any expense and has destroyed the credit card. Trombino will not utilize the credit card or the number linked thereto for any charge after the date of this Agreement. QSI confirms that it has cancelled the said credit card.

7.3 Trombino hereby agrees that for a period of one year following the Effective Date, he will not himself or as part of a business for which he is working solicit any individual currently employed or employed in the last 24 months by QSI or any of its current or former affiliates.

8.	Miscellaneous

8.1 This Termination Agreement constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior agreements, discussions, negotiations and representations whether oral or written, related to its subject matter.

8.2. Each of the Parties agree to hold harmless and indemnify the other Party, its subsidiaries and affiliates, and its shareholders, officers, directors, agents and employees (hereinafter the “Injured Party”), for any claim, loss, damage, cost and expense, including reasonable attorney’s fees, that the Injured Party may suffer or incur, arising from, in connection with, or relating to, any violation by the former Party, its subsidiaries, affiliates, successors-in interest, shareholders, officers, directors, agents and employees, of any of the undertakings contained in this Termination Agreement.

8.3. Each of the Parties certify that it/he has actively sought the advice of independent legal counsel in this connection and that it/he voluntarily executed this Termination Agreement with full knowledge and awareness of the contents and consequences thereof.

8.4. Each of the Parties certify that it/he has full powers and authority to execute, conclude, and deliver this Termination Agreement and give full legal force and effect to the release and discharge sought to be effected thereunder.

8.5. Governing Law and Forum Selection. The parties have specifically requested and agreed that this Termination Agreement shall be governed by and interpreted according to the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Any dispute or other litigation brought by the parties, which arises from or relates to this Termination Agreement, shall be filed in a court of competent jurisdiction in Lane County, Oregon.

8.6. Attorney’s Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Termination Agreement, or with respect to a claim, dispute, or other matter arising out of or relating to this Termination Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing arty on a claim shall be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees, expert witness fees, and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

8.7. This Termination Agreement may be executed in any number of counterparts, each of which will constitute an original hereof and all of which together will constitute one and the same instrument. Each counterpart may be delivered by fax or email and a faxed or emailed copy is as effective as an original.

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IN WITNESS WHEREOF, the parties have executed this Agreement this 29th day of September 2017 at Montreal, Quebec.

QUEST SOLUTION, INC.

/s/ Shai S. Lustgarten	/s/ Joey Trombino
Per: SHAI S. LUSTGARTEN, PRESIDENT & CEO	JOEY TROMBINO

(Signature page to the Termination Agreement dated September 29, 2017)

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